EXHIBIT 5

April 4, 2011

Board of Directors

Duke Energy Corporation

526 S. Church Street

Charlotte, NC 28202

Gentlemen:

I am Deputy General Counsel of Duke Energy Corporation, a Delaware corporation (the “Company”). I am a member in good standing of the North Carolina State Bar.

I have advised the Company in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission on April 4, 2011. The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $1,000,000,000 aggregate principal amount of variable denomination floating rate demand notes of the Company (the “Securities”). For this purpose, I have examined such Company records and other documents, and have made such investigations of law, as I have considered necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that the issuance of the Securities has been duly authorized by the Company and that when the Securities have been duly issued and delivered in accordance with the Indenture dated as of April 4, 2011 (the “Indenture”) and sold as described in the Registration Statement, any amendment thereto and the prospectus included in the Registration Statement and any free-writing prospectus filed with the Securities and Exchange Commission after the effectiveness of the Registration Statement, the Securities will be legal, valid, and binding obligations of the Company, entitled to the benefits of the Indenture.

My opinion that the Securities are legal, valid, and binding is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, and general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of Notes” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Robert T. Lucas III

Robert T. Lucas III, Esq.